                                                                   Exhibit 99(c)

October 6, 1998

The Audit Committee of the
  Board of Directors
BANK ONE CORPORATION
One First National Plaza
Chicago, IL 60670


Members of the Audit Committee,

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

In connection with the Agreement and Plan of Merger (the "Plan"), as amended, among First Chicago NBD Corporation ("FCNBD") and BANC ONE CORPORATION ("BANC ONE") (the "Combination") dated April 10, 1998, the restated results of the BANK ONE CORPORATION (the "Company") reflect the treatment of the combination as a pooling of interests. We have been informed that in connection with the pooling of interests business combination with FCNBD, the Company is electing to conform the transition method of adopting SFAS 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" as of January 1, 1993 to recognize the entire transition obligation in the year of adoption versus amortizing the transition obligation over 20 years. The basis for the Company's position is the belief that the historical financial statements should reflect the combining companies as if they had always been combined. In that circumstance, a single transition method would have been applied. At the time of adoption, recognition of the entire transition obligation was permitted.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgement and business planning of your management.

Very truly yours,



ARTHUR ANDERSEN LLP